EXHIBIT 10.01

TO:        Dewey Blocker
CC:        Payroll, HR and Personnel File
FROM:    Brian O’Callaghan
DATE:        March 24, 2015
RE:        Vice President of Finance Promotion

Congratulations on your promotion to Vice President of Finance. We are excited that you have accepted this promotion and look forward to your continued success with the Company. The terms of this new role are as follows:

•	The promotion will be effective as of March 24, 2015.

•	The title is Vice President of Finance. You will work with HR and me to have a job description in place no later than July 31, 2015.

•	Until a CFO is hired, you will oversee all Finance operations.

•
Your executive status will be as Named Executive Officer (“NEO”). As such, your new role will be detailed in the annual Proxy Statement and 10-K, and any compensation approved will be disclosed to the SEC and/or the TSE as applicable.

Base Salary: $270,300
Promotion Equity Grant of: 40,000 options and 20,000 RSUs
Annual Bonus Target: 35% of Base Salary (subject to achievement of individual and Company performance objectives).
Annual Base Salary Review: As Vice President and NEO, your Base Salary will go through the Compensation Committee review for all individuals at this level, and final approval will be made by the Board of Directors.

As Vice President of Finance, you will perform such duties and responsibilities as may from time to time be assigned to you by the Company, commensurate with your title and position. You agree that to the best of your ability and experience you shall at all times conscientiously perform all of the duties and obligations assigned to you and that are customary and standard for a vice president position. Your primary work location will continue to be the Seattle office; provided that your duties will include reasonable travel, including but not limited to travel to offices of vendors and customers as is reasonably necessary and appropriate to the performance of your duties. You will continue to comply with and be bound by the Company's operating policies, procedures, and practices from time to time in effect during your employment. Additionally, you will ensure that operations, activities, and responsibilities are carried out efficiently, effectively and in compliance with contractual obligations with partners, and local, state, and federal laws, and applicable industry regulations. This promotion does not alter the at-will nature of your employment relationship with Acucela. The at-will provision and all other provisions of your October 10, 2008 offer letter with the Company, except as modified by this memorandum, shall continue to apply to your employment.

Acucela, Inc.
By: /s/ Brian O'Callaghan
Brian O’Callaghan, Chief Executive Officer

READ, UNDERSTOOD AND AGREED:

/s/Dewey H. Blocker, Jr.                Date:     March 24, 2015
Dewey Blocker

1301 Second Avenue, Suite 4200   Seattle, WA 98101-3805   (P) 206.805.8300